February 2, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We were previously principal accountants for Regenesis Holdings, Inc. and Subsidiaries and on May 22, 1998, we reported on the consolidated financial statements of Regenesis Holdings, Inc. and Subsidiaries as of and for the years ended December 31, 1997 and 1996. We have read Regenesis Holdings, Inc.'s statements included under Item 4 of its Form 8-K/A dated December 29, 1998, and are in agreement with the statements contained in Paragraph (a) (1) on Page 2, therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                        Very truly yours,

                                        /s/ Moore Stephens Lovelace, P.A.
                                        ---------------------------------
                                        MOORE STEPHENS LOVELACE, P.A.